Exhibit 8c

                                FOLEY & LARDNER
                                ATTORNEYS AT LAW


CHICAGO                      POST OFFICE BOX 1497                     SACRAMENTO
DENVER                  MADISON, WISCONSIN 53701-1497                  SAN DIEGO
JACKSONVILLE                150 EAST GILMAN STREET                 SAN FRANCISCO
LOS ANGELES             MADISON, WISCONSIN 53703-1495                TALLAHASSEE
MADISON                   TELEPHONE: (608) 257-5035                        TAMPA
MILWAUKEE                 FACSIMILE: (608) 258-4258             WASHINGTON, D.C.
ORLANDO                                                          WEST PALM BEACH

                              WRITER'S DIRECT LINE

EMAIL ADDRESS                                               CLIENT/MATTER NUMBER


                               September 14, 2000


Wisconsin Public Service Corporation
700 North Adams Street
Green Bay, WI  53705

Ladies and Gentlemen:

          You have requested our opinion as to the federal income tax consequences of a special cash dividend to holders of the various series of Wisconsin Public Service Corporation (the "Company") Preferred Stock (the "Preferred Shareholders"), as more completely described below and in the Joint Proxy Statement/Prospectus. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Joint Proxy Statement/Prospectus.

                              A. Statement of Facts
                                 ------------------

          The Preferred Shareholders of the Company have been requested to approve two changes to the Restated Articles of Incorporation of the Company pertaining to the voting rights of Preferred Shareholders in certain circumstances, as described in the Joint Proxy Statement/Prospectus. If both changes are approved by the holders of two-thirds or more of the outstanding shares of the Company's Preferred Stock, each Preferred Shareholder will be paid a special cash dividend of $1.00 per share of Preferred Stock (the "Dividend") held at the record date fixed for the Special Meeting.

                               B. Representations
                                  ---------------

          The description in the Joint Proxy Statement/Prospectus under "Federal Income Tax Consequences of Special Cash Dividend" and our opinions as stated herein are based upon and subject to:

          1. The Preferred Shareholder approval process and the Dividend being effectuated in the manner described in the Joint Proxy Statement/Prospectus.

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FOLEY & LARDNER

  Wisconsin Public Service Corporation
  September 14, 2000
  Page 2



          2. The Preferred Shareholder holding shares of Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

                                   C. Opinions
                                      --------

          Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that:

          1. The Dividend is ordinary dividend income to United States Holders and Non-United States Holders and must be reported by the Company to the Internal Revenue Service as such.

          2. The Dividend will be subject to back-up withholding at a rate of 31% on the amount due to non-exempt United States Holders for whom back-up withholding applies with regard to the payment of regular cash dividends.

          3. The Dividend paid to Non-United States Holders is subject to withholding of federal income tax at a rate of 30% unless:

               (i) Appropriate documentation that a lower tax treaty rate applies is provided to the Company;

               (ii) The Company is furnished with two originals of Internal
                    Revenue Service Form 4224 certifying that the Dividend is effectively connected with the conduct of a trade or business within the United States.

          We note that effectively connected income of a Non-United States Shareholder is subject to United States Federal income tax at applicable rates and may be subject to an additional "branch profits tax" at a 30% rate or lower applicable income tax treaty rate.

          4. Preferred Shareholders will not recognize any taxable United States gain or loss with respect to their Preferred Stock as a result of the modification of the Restated Articles by the proposed amendments thereto other than with respect to the receipt of the Dividends, as described above, or if they exercise dissenters' rights with respect to the Merger.

                                 D. Limitations
                                    -----------

          We express no opinion on the following matters:

          1. The tax consequences of the Dividend to a Preferred Shareholder in light of such person's particular circumstances or to a Preferred Shareholder subject to special rules under the Internal Revenue Code, including certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, and Preferred

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FOLEY & LARDNER

  Wisconsin Public Service Corporation
  September 14, 2000
  Page 3



Shareholders who are not citizens or residents of the United States (except as described in opinion three, above).

          2. The tax consequences of the Dividend and proposed amendments under the laws of any state or jurisdiction other than the United States.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 and to the reference to our firm under the heading, "The Special
Meetings-Wisconsin Public Service Special Meeting of Preferred
Shareholders-Federal Income Tax Consequences of Special Cash Dividend" that constitutes part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Foley & Lardner

                                       FOLEY & LARDNER